Exhibit 99.1

FOR IMMEDIATE RELEASE

C2 COMMUNICATIONS TECHNOLOGIES INC. SETTLES LAWSUIT AGAINST AT&T
AT&T AGREES TO LICENSE C2’S PATENTS

MARSHALL, TEXAS, February 19, 2008 - C2 Communications Technologies Inc. (“C2”), a subsidiary of C2 Global Technologies Inc. (OTCBB: COBT), is pleased to announce that it has settled its patent infringement litigation against AT&T by entering into a Settlement and License Agreement. The terms of the license are confidential.

In June 2006, C2 filed a patent infringement lawsuit against AT&T, Inc., Verizon Communications, Inc., Qwest Communications International, Inc., Bellsouth Corporation, Sprint Nextel Corporation, Global Crossing Limited, and Level 3 Communications, Inc. The complaint was filed in the Marshall Division of the United States District Court for the Eastern District of Texas and alleges that the defendants’ services and systems utilizing Voice over Internet Protocol (“VoIP”) infringe C2’s U.S. Patent No. 6,243,373, (the “’373 Patent”) entitled “Method and Apparatus for Implementing a Computer Network/Internet Telephone System”. The complaint seeks an injunction, monetary damages and costs. In June 2007, the complaint against Bellsouth Corporation was dismissed without prejudice. A trial date of August 4, 2008 has been set for the lawsuit.

Allan Silber, Chairman & CEO of C2 said “C2 continues to believe in the strength of its patent portfolio. This is the first license that we have negotiated for the ‘373 Patent and we intend to aggressively pursue licenses from other entities that are using our patented technology, which includes corresponding patents in Australia, Canada, China and Europe.”

C2 Global Technologies Inc. is a subsidiary of Counsel Corporation (TSX: CXS).

About C2 Global Technologies Inc.

C2’s business is focused on licensing its patents, which include two foundational patents in Voice over Internet Protocol (“VoIP”) technology. C2 plans to realize value from its intellectual property by offering licenses to service providers, equipment companies and end-users that are deploying VoIP networks for phone-to-phone communications. C2 also invests in Internet-based e-commerce businesses. For further information, please visit C2’s website at www.c-2technologies.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended, that are based on management’s exercise of business judgment as well as assumptions made by, and information currently available to, management. When used in this document, the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted in our securities and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation, and do not intend, to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Contact:	Stephen A. Weintraub Executive Vice President, Secretary & CFO Tel: (416) 866-3058 E-mail: sweintraub@c-2technologies.com